Exhibit 99.1

News Release	1401 Harbor Bay Parkway Alameda, CA 94502 PHONE 510 749 4200 FAX 510 749 6200 www.celera.com

Contact

David Speechly, Ph.D.

Tel: (510) 749-1853

David.Speechly@celera.com

FOR IMMEDIATE RELEASE

CELERA CORPORATION PROVIDES INFORMATION ON

LITIGATION AGAINST HEALTH DIAGNOSTIC LABORATORY, INC.

ALAMEDA, CA – February 19, 2010 – Celera Corporation (NASDAQ:CRA) today provided information on litigation filed by Berkeley HeartLab, Inc. (“BHL”), Celera’s wholly-owned subsidiary, against Health Diagnostic Laboratory, Inc. and several former employees of BHL, including five sales representatives who left the Company on January 1, 2010, and two former laboratory employees. BHL has filed a complaint seeking injunctive relief and damages in the United States District Court for the Eastern District of Virginia. In the litigation, BHL has asserted a number of contractual, tort and statutory claims against the defendants, including claims for misappropriation of trade secrets and tortious interference with BHL’s client relationships. The defendants’ activities have been concentrated in the Southeast, which historically has been the highest-volume sales territory for BHL.

The Court issued a temporary restraining order in this matter which, among other things, restricted the individual sales representative defendants from soliciting certain BHL physician clients and imposed restrictions on the defendants from soliciting BHL employees for employment. The temporary restraining order was replaced by a consent order agreed to by the parties that remains in effect until trial, which is scheduled for May 10-12, 2010. BHL and the defendants have participated in mediation and continue to assess settlement alternatives.

Celera has taken measures to address the business impact by replacing these former sales employees in the regions affected, and instituting targeted physician outreach concerning the litigation and BHL’s differentiated services. As set forth in documents filed with the Court, BHL estimates the territories covered by the sales representatives accounted for approximately 35% of the total sample volume tested by BHL in 2009. BHL’s court filings also state that in the first two weeks in January, the test volume for the regions covered by the sales representatives showed a decline of approximately 45% over the average weekly test volume from 2009. The situation and Celera’s assessment of its impact on BHL’s business both continue to evolve. Celera expects to provide further details on this situation, including continued actions intended to address the overall operational and financial impact, when it reports fourth quarter 2009 results on March 3, 2010.

About Celera

Celera is a healthcare business focusing on the integration of genetic testing into routine clinical care through a combination of products and services incorporating proprietary discoveries. Berkeley HeartLab, a subsidiary of Celera, offers services to predict cardiovascular disease risk and improve patient management. Celera also commercializes a wide range of molecular diagnostic products through Abbott and has licensed other relevant diagnostic technologies developed to provide personalized disease management in cancer. Information about Celera Corporation, including reports and other information filed by the company with the Securities and Exchange Commission, is available at http://www.celera.com.

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